Exhibit 10.2

PRECISION CASTPARTS CORP.

FROZEN SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

December 31, 2004 Restatement

Precision Castparts Corp., an Oregon corporation 4650 SW Macadam Avenue, Suite 440 Portland, OR 97239	Company

PRECISION CASTPARTS CORP.

FROZEN SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

December 31, 2004 Restatement

Precision Castparts Corp., an Oregon corporation 4650 SW Macadam Avenue, Suite 440 Portland, OR 97239	Company

Precision Castparts Corp., an Oregon corporation (the Company), adopted the Precision Castparts Corp. Supplemental Executive Retirement Program (the Program) effective February 1, 1989 to provide supplemental retirement benefits for certain key employees as an incentive for them to develop careers with the Company and to perform with a degree of excellence that would promote the best interests of the Company. Effective January 1, 1998 the Program was divided into two plans: the Precision Castparts Corp. Supplemental Executive Retirement Program - Level One Plan (SERP - Level One) and the Precision Castparts Corp. Supplemental Executive Retirement Program - Level Two Plan (SERP - Level Two) (collectively referred to herein as the Prior Plans). Several amendments to the Prior Plans were adopted prior to October 3, 2004. No amendments to either of the Prior Plans were adopted during the period from October 3, 2004 through December 31, 2004.

The Company adopts the following restatement of the Prior Plans effective immediately upon the close of the Prior Plans’ 2004 plan year (December 31, 2004) to limit eligibility to participants who had a vested accrued benefit under the Prior Plans on December 31, 2004 and are not designated for participation with respect to ongoing employment in 2005 or afterward in a defined benefit-type executive deferred compensation plan other than this Plan maintained by the Company or an Affiliate of the Company to preserve the Prior Plans’ terms for vested accrued benefits as of December 31, 2004 to the extent permitted by Internal Revenue Code (Code) Section 409A (409A), to provide (without modifying the Prior Plans’ terms except as required by 409A) for ongoing accruals for participants in ongoing Plan-covered employment after December 31, 2004, and to change the Prior Plans’ name in this restatement consolidating the Prior Plans to Precision Castparts Corp. Frozen Supplemental Executive Retirement Program (this Plan).

This Plan is designed only for benefits that were both vested and accrued as of December 31, 2004 and for additional benefits accrued on 409A-compliant terms with respect to employment after December 31, 2004 by any executives continuing in Plan-covered employment after December 31, 2004 as provided in the attached 409A Supplement. It is intended that all vested, accrued benefits as of December 31, 2004 provided in this Plan qualify for exemption from requirements under 409A. If any such benefits for a participant are enhanced such that they do not qualify for exemption from 409A requirements, the enhancement must provide entirely for the affected participant’s benefits outside this Plan, including compliance with 409A, and no benefits will be provided to the participant under this Plan.

1.	Eligibility and Participation

1.1	Participation as of January 1, 2005

1.1-1 As of January 1, 2005, this Plan covers the following persons who were participants under SERP - Level One as of December 31, 2004:

(a) Persons who were retired and receiving benefits as of that date, and

(b) Persons who were receiving benefits as of that date as a surviving spouse of a previously-retired participant, and

(c) Persons (if any) who, as of that date, were in ongoing Plan-covered employment and eligible for early retirement but had not yet started to receive benefits because they had not yet retired, but only if such persons are not designated for participation as of that date in a defined benefit plan like this one that is maintained by the Company or by an Affiliate of the Company. “Affiliate” means a corporation or other business that is more than 50 percent owned by the Company.

1.1-2 As of January 1, 2005, this Plan covers one person who was a participant under SERP - Level Two as of December 31, 2004. That individual retired and started receiving benefits prior to December 31, 2004. His benefit has been determined with reference to the formula in SERP – Level Two plan document as in effect when he retired. This Plan provides for continuing payment of his benefit. The benefit formula under this Plan does not alter the benefit payable to him.

1.2	Participation After January 1, 2005

No employees shall newly become eligible for participation under this Plan after December 31, 2004, and no participants in any other retirement benefit plan shall have their accrued benefits transferred into this Plan after December 31, 2004. As of January 1, 2005, this Plan covers only the following persons:

(a) Persons identified in 1.1, and

(b) Persons (if any) becoming qualified to receive benefits as the surviving spouse of a person identified in (a) above.

1.3	Removal from Participation

1.3-1 The Committee may remove an employed participant from this Plan on a prospective basis, with or without cause. Removal does not apply to participants who have retired and started receiving benefits. The “Administrator” for this Plan appointed by the Committee shall notify the participant in writing within 30 days after Committee action establishing the removal. The effective date of removal shall be the date of adoption of the Committee action. Retirement shall cause a participant to be removed from participation in the sense of no longer accruing any Plan-credited service, and Compensation received after retirement shall not be counted for purposes of Plan benefits. A rehired retiree may resume such service accruals and pay recognition only if approved for future participation by the Committee at or after rehire.

1.3-2 Following any removal under 1.3-1, the following shall apply:

(a) The removal, in itself, shall not cause an immediate commencement of benefits or a forfeiture of benefits.

(b) No further Years of Benefit Service shall be counted following the date of removal.

(c) The amounts described in 2.1-5(a) and (b) shall not change after removal, but the amounts described in 2.1-5(c) may change due to further accruals or other increases in the Retirement Plan Benefit and Primary Social Security Benefit.

(d) The pre-retirement spousal death benefit, if applicable under 4.1-3, shall end 30 days after notice of removal is given.

(e) If the participant is married at removal and remains married until the benefit start date, the Company-paid survivor annuity under 2.1-2, as well as any election under 3.2-2 to increase the survivor annuity from 50% to 100% shall continue to apply. If the participant is married at removal and is unmarried or married to a different spouse at the benefit start date, the Company-paid survivor annuity under 2.1-2 shall not apply. If the participant is unmarried at removal but becomes married prior to the benefit start date, the Company-paid survivor annuity under 2.1-2 shall not apply, but the participant may elect within 30 days after marriage an actuarially equivalent spousal survivor annuity at 50% or 100% determined with reference to the otherwise payable normal benefit for the participant’s life only.

1.4	Plan Year.

The plan year is a calendar year.

2.	Supplemental Benefits

2.1	Normal Retirement Benefit

2.1-1 Subject to 2.1-2, 2.1-3, 2.1-6 and 11 below, the basic supplemental benefit on normal retirement with 20 Years of Benefit Service (YBS) shall be a monthly pension for life equal to 60 percent of Final Average Pay (FAP) minus the Retirement Plan Benefit (RPB) and the Primary Social Security Benefit (PSSB).

2.1-2 For a participant who is married at the time retirement benefit payments start, the benefit shall include a survivor annuity for the participant’s spouse under which, after the participant’s death, ongoing benefits shall be paid to the participant’s surviving spouse for life at a monthly rate equal to half the monthly rate paid to the participant. The married participant’s normal retirement benefit shall not be reduced to provide for this survivor annuity. As provided in 3.2-2, a married participant may elect to have the surviving spouse’s survivor annuity increased to provide for continuation of benefits in full after the participant’s death, in which case the participant’s normal retirement benefit shall be reduced on an actuarially equivalent basis to provide for the increase in the survivor annuity amount. The survivor annuity, if applicable, shall only be payable to the spouse to whom the participant is married on the benefit starting date. Actuarial equivalency shall be determined based on the assumptions applicable to determining comparable annuity benefits under the Precision Castparts Corp. Retirement Plan (Retirement Plan). Before a participant’s death, a spouse has no enforceable right under this provision. After a surviving spouse starts benefits under this provision, the cash-out provisions in 3.2-6 and 6.2 shall apply.

2.1-3 The basic supplemental benefit for any participant who is a Five Percent Shareholder of the Company shall be half the amount otherwise provided under 2.1-1 and related provisions. If a participant stops being a Five Percent Shareholder, the foregoing restriction shall not apply to additional benefits for Benefit Service after the Five Percent Shareholder status ends. A participant shall be considered a “Five Percent Shareholder” if:

(a) The person owns, directly or indirectly, securities of the Company representing 5 percent or more of the combined voting power of the Company’s then outstanding securities, and

(b) The person has owned securities meeting the requirements of (a) for 20 or more years while an employee of the Company.

2.1-4 For a participant with less than 20 Years of Benefit Service at normal retirement, the 60 percent factor in 2.1-1 shall be reduced by 1/20th for each year less than 20. The benefit for each Year of Benefit Service over 20 shall be one-half of 1 percent (.5 percent) of Final Average Pay, minus any portion of the Retirement Plan Benefit and Primary Social Security Benefit that exceeds the basic benefit under 2.1-1 for the first 20 Years of Benefit Service. The benefit for a partial year at the end of a participant’s period of service shall be prorated based on the number of months in which the participant performs services during the year.

2.1-5 The basic supplemental benefit can be expressed as follows:

(a)	(60% of FAP) ((YBS up to 20)/20)

                    PLUS

(b)	(.5% of FAP) (YBS over 20)

                    MINUS

(c)	(RPB + PSSB)

2.1-6 If a participant has a period of Benefit Service transferred to this Plan from the SERP—Level Two Prior Plan, an election under 3.2-2 of SERP - Level Two Prior Plan shall continue to apply to the transferred benefit obligations as provided in this Plan.

2.2	Definitions

2.2-1 “Final Average Pay” means the participant’s average monthly compensation in the highest three calendar years of Compensation out of five consecutive calendar years of employment during a period of Eligibility Service by the Company or an Affiliate. Years separated by a period of one or more calendar years when the participant has no such employment shall be treated as consecutive. Additional compensation paid at retirement or other termination of employment, such as for periods of unused vacation or sick leave, shall be attributed to calendar years by assuming that employment continued during the period based on which the Compensation is measured. Severance pay shall be disregarded, except severance pay in lieu of service.

2.2-2 “Compensation” shall be determined as follows:

(a) Total direct pay reportable on Form W-2 under Code section 3401(a), disregarding limitations based on the nature or location of employment, shall be counted, subject to the following provisions:

(i)	Bonuses shall be included in full.

(ii)	Commissions and cost-of-living allowances shall be excluded.

(iii)	Any reimbursements or other expense allowances, fringe benefits, moving expenses, severance or disability pay and other deferred compensation (other than as specified in (b) below) and welfare benefits shall be excluded.

(iv)	Gains realized from the exercise of nonqualified stock options shall be excluded.

(b) Total direct pay shall be determined without reduction by elective deferral of otherwise currently taxable compensation under any qualified cash or deferred arrangement under Code section 401(k), any elective welfare benefit arrangement under Code section 125 or a nonqualified deferred compensation plan.

(c) During periods of reduced Compensation because of such causes as illness, disability or leave of absence, compensation shall be figured at the last regular rate before the start of the period.

2.2-3 “Primary Social Security Benefit” means the primary insurance amount estimated for the participant on retirement at or after age 65 under the federal Social Security Act, determined as follows:

(a) The amount may be estimated from the regular pay rate under rules established by the Administrator assuming a standard pay progression over a full working career.

(b) The amount shall not be changed by amendments to the Social Security Act or cost-of-living index adjustments after the participant’s actual termination date or age 65, whichever is first.

(c) If a participant retires early, the Primary Social Security Benefit shall be the amount that would be received at age 65 assuming level earnings at the participant’s final rate of pay and no change in the Social Security Act.

2.2-4 “Retirement Plan Benefit” means the sum of the following amounts:

(a) The monthly benefit (excluding any Prior Profit Sharing Plan Benefit) under the Retirement Plan for the participant upon normal retirement at age 65 in the form determined under 2.2-5.

(b) The monthly benefit for the participant under any defined benefit pension plan other than the Retirement Plan from service counted for benefits under this Plan, as well as any service following removal from participation, and disregarding any benefit derived from rollovers to such plan derived from a source other than employer contributions relating to the period of service counted for benefits under this Plan. The benefit shall be expressed as a normal retirement benefit at age 65 in the form determined under 2.2-5 using the actuarial equivalency factors applicable under that plan. If benefits are provided for a participant under the foregoing sentences with respect to more than one plan, all such benefits shall be combined.

(c) The monthly benefit for the participant under a defined contribution retirement plan relating to service counted for benefits under this Plan, as well as any service following removal from participation, and disregarding any benefit derived from employee pre-tax or employee after-tax contributions to such plan or rollovers to such plan derived from a source other than employer contributions relating to the period of service counted for benefits under this Plan. The amount of the benefit shall be based on each employer contribution for the participant with respect to the relevant period of service, with the contributions carried forward at an interest rate of 8 percent. The actual rate of return in the plan and any interim distributions or withdrawals shall be disregarded. The resulting benefit shall be expressed as a normal retirement benefit at age 65 in the form determined under 2.2-5 using the actuarial equivalency factors applicable to the Retirement Plan for determining equivalent benefits other than a lump sum. If benefits are provided for a participant under the foregoing sentences with respect to more than one plan, all such benefits shall be combined. If the defined contribution plan is a plan under which employer contributions are made to match, wholly or partly, employee pre-tax or after-tax contributions under the plan, then the offset for the defined contribution plan shall be calculated assuming the employee’s account has been credited with the maximum matching contributions the employee could have had credited by making employee contributions (without regard to any operational limitations imposed by discrimination testing), carried forward at an interest rate of 8 percent.

2.2-5 In determining the Retirement Plan Benefit under 2.2-4, the monthly benefit shall be calculated based on the following form of benefit:

(a) For a participant who is married when benefit payments start under this Plan, in a contingent annuity with half payments continued to the spouse.

(b) For a participant who is unmarried when benefit payments start under this Plan, in a straight life annuity.

2.2-6 “Normal Retirement” means retirement under the Retirement Plan at or after age 65 with 10 Years of Eligibility Service.

2.2-7 Subject to the 409A Supplement, “Year of Benefit Service” means a period of 12 months based on the anniversary of the date the employee first performs an hour of service as an employee of the Company or an Affiliate. No service for a business before the date it becomes an Affiliate shall be counted as Benefit Service. Except for periods of disability as described below, periods of employment other than as a regular full-time employee shall be disregarded and service credit shall be reduced accordingly. If a person becomes totally and permanently disabled while a participant accruing Benefit Service and qualifies for disability income payments under Social Security, the participant shall continue to accrue Years of Benefit Service during disability up to age 65 or earlier retirement if:

(a) The disability was directly related to and arose from the participant’s employment, or

(b) The participant had 10 Years of Eligibility Service before the disability occurred.

2.2-8 “Years of Eligibility Service” means Years of Benefit Service as defined in 2.2-7 plus Years of Service (as defined in the Retirement Plan), if any, approved by the Committee and performed before 2005 for a business before the date the business became an Affiliate.

2.3	Early Retirement Benefit

2.3-1 An early retirement supplemental benefit shall be payable for a participant who terminates employment before normal retirement but after age 55 with at least 10 Years of Eligibility Service. The benefit shall be the normal retirement basic supplemental benefit, as adjusted under 2.1-4, if applicable, and reduced as described in 2.3-2 by 6 percent for each year by which the early retirement date precedes the date the participant would have first qualified for normal retirement as defined in 2.2-6. The reduction for partial years shall be prorated monthly, based on calendar months with a partial month at the beginning or end of the period disregarded if the affected portion of the month is less than 15 days.

2.3-2 The early retirement reduction described in 2.3-1 shall be applied after calculating a participant’s benefit as for normal retirement, based on service and compensation to actual retirement, as follows:

(a)	(60% of FAP) ((YBS up to 20)/20)

                    PLUS

(.5% of FAP) (YBS over 20) - (RPB + PSSB)

                    TIMES

(b)	(1 - .06(65 - age at actual retirement))

2.3-3 No benefit shall be paid with respect to a participant whose employment terminates before early retirement except under 4.

2.3-4 A participant may not elect to defer the start of early retirement benefits.

2.4	Forfeiture of Benefit

2.4-1 No benefit (other than a surviving spouse’s death benefit under 4, if applicable) shall be payable with respect to a participant who terminates employment, regardless of cause, before qualifying for a normal retirement benefit, an early retirement benefit or an accelerated vested benefit, or to any participant whose employment is terminated for Misconduct during employment. Moreover, no normal or early retirement benefit or spouse’s death benefit shall be payable with respect to any participant who, after termination, engages in Competition with the Company or an Affiliate, as determined by the Committee in accordance with 2.4-3.

2.4-2 “Misconduct during employment” means:

(a) Committing a fraudulent or otherwise dishonest act related to employment;

(b) Making an unauthorized disclosure of confidential information related to the Company or any Affiliate if the information was obtained during employment; or

(c) Engaging in competition while employed.

2.4-3 “Competition” means doing either of the following within three years after termination of employment:

(a) Making an unauthorized disclosure of confidential information related to the Company or any Affiliate if the information was obtained during employment; or

(b) Engaging as an employee, partner, proprietor or otherwise, in a business in competition with the Company or any Affiliate in the manufacture or sale of investment castings or any other business conducted by the Company or an Affiliate at any time during the participant’s period of employment. No forfeiture or absence of a forfeiture shall constitute a waiver of or bar any other remedy that may be available to the Company or an Affiliate under applicable law on account of the Misconduct or Competition.

2.5	Deferred Retirement Benefit

If a participant’s employment with the Company or an Affiliate continues past age 65, Years of Benefit Service shall continue to accrue and Final Average Pay shall be adjusted to actual retirement. The benefit shall be based on the regular formula for normal retirement, and no actuarial adjustment shall be made for starting benefits after age 65.

2.6	Accruals During Disability

2.6-1 “Disability” means a condition that makes a person eligible for disability income payments under Social Security for total, permanent disability.

2.6-2 A participant who terminates covered employment on account of disability shall continue to accrue Eligibility Service and Benefit Service while disabled until retirement or earlier recovery from disability if either of the following applies:

(a) The disability was directly related to the participant’s employment.

(b) The participant had at least 10 Years of Eligibility Service before the disability occurred.

2.6-3 A disabled participant shall be retired at normal retirement date and may retire at early retirement date if eligible. Benefits shall be determined on the basis of Benefit Years, Final Average Pay (calculated as if pay rate was frozen at the date of disability), Primary Social Security Benefit and Retirement Plan Benefit at retirement.

3.	Payment of Benefits

3.1	Start of Benefits

Benefits shall start with the month that begins after termination of employment, in the case of normal, deferred, accelerated vested or early retirement benefits, and with the month that begins after the participant’s death in the case of a spouse’s death benefit under 4. The benefit starting date shall be as of the first day of the first month for which benefits are paid under this provision. Benefit payments shall be made by the end of the month to which they apply in accordance with the Company’s regular payroll processing schedule.

3.2	Form of Benefit

3.2-1 For a participant who is unmarried at the benefit starting date, the normal form for payment of benefits shall be a monthly annuity for the life of the participant. For a participant who is married at the benefit starting date, the normal form of benefit shall include a survivor annuity for the participant’s spouse as provided in 2.1-2.

3.2-2 A married participant may elect under 3.2-4 to receive a reduced monthly benefit for life in order to have payments continued to the participant’s surviving spouse in full (rather than at one-half as provided in 2.1-2).

3.2-3 The reduction under 3.2-2 in the participant’s monthly benefit shall be the actuarial equivalent of the increase selected for the spouse’s survivor benefit. Actuarial equivalency shall be determined with reference to the otherwise payable normal benefit and shall be based on the assumptions applicable to determining comparable benefits under the Retirement Plan.

3.2-4 Subject to 3.2-6, a benefit election under 3.2-2 may be made upon enrollment in this Plan or within 30 days following the marriage of a participant that occurs before the participant’s benefit starting date under 3.1 or at any other time that is more than 12 months before the participant’s benefit starting date under 3.1. The election shall be by written notice mailed or delivered to the Administrator. An election under 3.2-2 shall no longer be effective if the participant and spouse do not stay married throughout the period from the election date to the benefit starting date or if the participant revokes the election at least 12 months before the benefit starting date or elects to receive a lump-sum payment under 3.2-6(a), (b) or (c), if applicable.

3.2-5 A participant may elect to receive benefits in the form of an actuarially equivalent lump sum, as follows:

(a) The election to receive benefits in a lump sum may be made in writing on a form prescribed by the Administrator. Except as provided in (b) and (c) below, the election must be delivered to the Administrator at least 12 months before the participant’s benefit starting date under 3.1. If a participant makes a lump-sum election designed to qualify under this clause but has a benefit starting date before 12 months have passed, that election shall be void, but the participant may elect a reduced lump sum by submitting an election under (b) or (c) below.

(b) A reduced lump-sum payment of an entire benefit may be irrevocably elected during the 12-month period before the benefit starting date. The reduced lump-sum payment amount shall be calculated as provided in 3.2-6, and then reduced by 10 percent.

(c) Subject to 6.4, a reduced lump-sum payment of the remaining portion of a benefit in pay status may be irrevocably elected by a participant or surviving spouse any time after the benefit starting date, except as provided below. The payment shall be made as soon as practicable after the election is received by the Administrator. The reduced lump-sum payment amount shall be calculated as provided in 3.2-6, and then reduced by 10 percent. If a participant starts benefits when married, a later election to receive a lump-sum benefit may not apply to the spouse’s contingent survivorship benefit if made after the participant and spouse have divorced unless authorized by the divorce decree or other court order. If such a divorce has occurred and a participant elects to receive a reduced lump-sum benefit under this provision without such authorization, the reduced lump-sum benefit shall be calculated with reference only to monthly amounts otherwise payable to the participant and shall not affect the spouse’s contingent survivorship benefit.

(d) A lump-sum election shall apply to the participant’s entire benefit, regardless of whether the service to which the participant’s benefit relates is performed before or after the election is made. Partial lump-sum payment elections shall not be allowed except as provided in (c) above.

(e) A lump-sum election under (a) above may not be revoked, but it may be replaced by a spousal annuity election after a later marriage as described in (f) below. If that happens, but the spousal annuity election becomes void under 3.2-4 because the marriage ends before the benefit starting date under 3.1, the applicable benefit form shall automatically change to the normal form for payment of benefits under 3.2-1 and the participant shall have a new opportunity to make a lump-sum election if the 12-month lead time requirement under (a) above is met.

(f) A participant who has made a lump-sum election under (a) above and then becomes married may elect to change the applicable benefit form to an actuarially equivalent contingent annuity with payment continued to the participant’s spouse in full as described in 3.2-2 or at one-half as described in 2.1-2. An election under this clause may not be made later than 12 months before the benefit starting date.

(g) A participant’s election to receive a lump-sum payment under (a), (b) or (c) above shall constitute an irrevocable agreement by the participant to return the amount received if the electing participant engages in Competition under 2.5-3 within three years after termination of employment or the date of the election if later. The amount to be returned shall be the full amount distributed plus interest at 7 percent per annum minus the monthly amounts that would have been paid to the participant in the normal benefit form up to the date the Competition began.

3.2-6 If a lump-sum payment election under 3.2-5 applies to a participant’s benefit, the following shall apply:

(a) Subject to (b) below and 3.2-5(c), the amount of the lump-sum payment shall be based on the basic supplemental benefit on normal retirement under 2.1 using Final Average Pay and Years of Benefit Service and other pertinent benefit formula factors as of the benefit starting date under 3.1. For a benefit starting date before normal retirement, the 6 percent adjustment factor in 2.3 shall apply. The resulting monthly retirement benefit shall then be converted to an actuarially equivalent present value including the interest rate and mortality assumptions specified in 6.1.

(b) For a participant who is married on the benefit starting date, the amount of the lump-sum payment shall include the Company-paid survivor annuity at 50 percent under 2.1-2. If a participant is unmarried on the benefit starting date, in determining the lump-sum payment no value will be attributed to the Company-paid survivor annuity under 2.1-2 even if the participant had been married for some of the time while the lump sum election is in effect.

(c) A lump-sum payment shall constitute complete satisfaction of the benefit obligation under the Plan to the participant, and the Plan’s postretirement death benefit provisions shall not apply. However, the payback obligation under 3.2-5(g) above shall remain in effect.

(d) If participant dies before starting to receive benefits with a lump-sum payment election in effect and a surviving spouse qualifies for preretirement death benefits under 4.1-3, the surviving spouse benefit shall be the actuarially equivalent value of the remaining portion of the benefit calculated under 4.1-3(b), payable in a lump sum. If the participant is unmarried on the date of death, there is no preretirement death benefit and 4.1-3 shall not apply. The actuarial equivalency shall be determined in a manner consistent with (a) above.

4.	Surviving Spouse Death Benefit

4.1-1 Subject to 2.5, if a participant dies after starting to receive benefits, or dies after retiring under 2.2-6 or 2.3-1 but before starting benefits under 3.1, a death benefit shall be paid only as provided under the spouse’s survivor benefit form. A spouse’s post-retirement death benefit shall only be paid to the spouse to whom the participant was married on the participant’s benefit starting date, even if the participant is married to another spouse on the date of death.

4.1-2 Except as provided in 4.1-3, if a participant dies before starting to receive benefits or qualifying under 4.1-1, no benefit shall be paid. The surviving spouse benefits under this Plan shall only be payable if the participant and spouse are legally married on the date of death.

4.1-3 Subject to 1.2-2(e), 3.2-7(d) and 4.1-2, the surviving spouse of a participant who dies while employed in covered employment after accruing 10 Years of Eligibility Service, or whose death while so employed is directly related to the participant’s employment, shall receive a death benefit as follows:

(a) The benefit shall be a monthly payment for the surviving spouse’s life, starting on the first day of the month after the participant’s death.

(b) Subject to (c), the benefit shall be one-half of the amount determined as though the participant had retired on the date of death with benefits payable to the surviving spouse under the survivor annuity in 2.1-2. In determining the amount of the benefit, the participant’s actual Years of Benefit Service, Final Average Pay and Primary Social Security Benefit shall be used. The Retirement Plan Benefit described in 2.2-4(a) will include the actuarial value of any subsidy provided to actual pre-retirement death benefits that commence prior to age 55. Early retirement adjustment factors as described in Section 2.3-2 shall apply. On death before age 55, the participant shall be assumed to be age 55 in determining the early retirement adjustment factor.

(c) If a participant elected under 3.2-2 to have payments continued to the surviving spouse in full, then the amount under (b) shall be determined using that benefit form.

5.	No Advance Funding

Benefits shall be paid from the general assets of the Company. The Company may, but shall not be required to, set aside funds in advance for payment of benefits under this Plan. Even if funds are set aside, that shall not cause this to be a funded employee benefit plan. Participants’ rights under this Plan shall be only as general creditors of the Company.

6.	Amendment and Termination

6.1	Regular Procedure

Subject to 6.4, the Board of Directors of the Company may amend or terminate this Plan on the first day of any month by notice to the participants but may not revoke any participant’s benefit under this Plan (a) without adequate compensation or (b) after the occurrence of a Change in Control of the Company. If the Board of Directors decides to revoke benefits for some or all participants, the benefits of all affected participants shall be revoked in exchange for adequate compensation, and such participants shall have no right to defer receipt of such compensation. No cash-out value shall be attributed to any spousal survivor benefit for a participant who has not already retired and commenced benefits or to the cash-out benefit payment option for any participant regardless of retirement status. Subject to 6.2, the value of an unvested benefit shall be zero. “Adequate compensation” shall be determined based on the actuarially equivalent present value of the accrued straight life normal retirement (age 65) benefit as of the Plan termination date, using the following mortality and interest rate assumptions:

(a) The mortality table shall be the RP2000 Healthy Annuitant mortality tables (100 percent male for retirees and 100 percent female for spouses) projected to 2010 by scale AA.

(b) The interest rate for each year shall be determined by using the 24-month average of the Moody’s Long-Term Corporate Bond Yield composite index, ending with the November of the preceding year, less 110 basis points. Each year’s interest rate shall remain in effect for distributions that occur at any time during the year.

6.2	Total Plan Termination

In the event of a total termination, all affected participants shall receive adequate compensation as described in 6.1 above.

6.3	Technical, Editorial or Operational Changes

The chief executive officer of the Company may amend this Plan to make technical, editorial or operational changes on advice of counsel to comply with applicable law or to simplify or clarify the Plan. The Committee is also authorized to adopt changes under this provision, and shall be the only authorized party to adopt such a change if it affects the benefit of the chief executive officer without having the same effect on substantially all other similarly situated participants. The chief executive officer and the Committee may each delegate amendment authority under this provision to one or more executive officers of the Company, except that no officer to whom authority is delegated may adopt a change if it affects the benefit of that officer without having the same effect on substantially all other similarly situated participants. For example, if applicable tax laws, regulations, revenue rulings or revenue procedures would require a participant to report taxable income due to a benefit under this Plan before the benefit is payable to the participant, the Plan may be amended under this provision to prevent such premature taxation. The Company, the Committee, the chief executive officer and their employees, officers, agents and others acting on their behalf shall not have any liability to any Plan participant or beneficiary with respect to such premature taxation, regardless of whether or not an amendment has been made under this provision.

6.4	No Benefit Improvements

This Plan may not be amended after 2004 to improve any benefit for any participant or for a surviving spouse of any participant.

7.	Not Contract of Employment

This Plan shall not be a contract of employment between the Company or an Affiliate and any participant. No participant may object to termination of this Plan. This Plan shall not prevent the Company or an Affiliate from discharging any participant from employment at any time.

8.	Claims Procedure

8.1	Filing Procedure

Any person claiming a benefit, requesting an interpretation or ruling under this Plan or requesting information under this Plan shall present the request to the Administrator who shall respond in writing as soon as practicable. Verbal claims must be confirmed in writing by the claimant within a reasonable time. If no written confirmation is received within two weeks of a verbal claim, the Administrator may state the claim in writing communicated to the claimant and then proceed on that basis.

8.2	Notice of Denial

If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for the denial, with specific reference to the Plan provisions on which the denial is based;

(b) A description of any additional material or information required and an explanation of why it is necessary; and

(c) An explanation of this Plan’s claim review procedure.

8.3	Review Procedure

Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Administrator, who shall inform the Committee. The original decision shall be reviewed by the Committee, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

8.4	Decision on Review

The decision on review shall ordinarily be made within 60 days. If an extension of time is required for a hearing or other special circumstance, the claimant shall be so notified and the time shall be 120 days. The decision shall be expressed in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

9.	General Provisions

9.1-1 If suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys’ fees at trial and on any appeal.

9.1-2 Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as registered or certified mail directed to the Company at the address stated in the Statement of Participation or to such other address as either party may specify by notice to the other party. Unless otherwise designated, notices to the Committee or the Administrator shall be sent to the address specified for the Company.

9.1-3 The rights of a participant under this agreement are personal. Except for amounts owing to or claimed by the Company or an Affiliate and except for the limited provisions of 3.2 above, no interest of a participant or spouse or representative of a participant may be directly or indirectly transferred, encumbered, seized by legal process or in any other way subjected to the claims of any creditor.

9.1-4 Following termination of employment, a participant shall not be an employee of the Company or an Affiliate for any purpose, and payments under 3 shall not constitute salary or wages. A participant shall receive such payments as retirement benefits, not as compensation for performance of any substantial services.

9.1-5 Except as provided in 9.1-3 above, this Plan shall be binding on and inure to the benefit of the parties, their successors and assigns. If the Company or an Affiliate merges, consolidates or otherwise reorganizes, or its business or assets are acquired by another company, this Plan shall be binding on the successor company and shall apply to any employment of participants by the successor company.

9.1-6 This Plan shall be construed according to the laws of Oregon, except as preempted by federal law.

9.1-7 The Company may withhold from payments to a participant or surviving spouse any income tax or other amounts as required by law.

10.	Definition of Change in Control

For purposes of this Plan, a “Change in Control of the Company” shall be deemed to have occurred if:

(a) Any “person,” as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(b) During any period of two consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board of Directors of the Company (the Board), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) The stockholders of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) acquires more than 20 percent of the combined voting power of the Company’s then outstanding securities; or

(d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

11.	Effective Date; 409A Compliance

The restatement of the Prior Plans (this Restatement) shall be effective immediately upon the close of the 2004 plan year, December 31, 2004. This Restatement is designed to preserve all benefits vested and accrued as of December 31, 2004 as 409A-exempt benefits, and to provide for ongoing accruals for post-2004 covered employment by eligible participants on all relevant terms that apply to pre-2005 accruals except to the extent those terms and the related accruals must be restricted to avoid violating applicable requirements of 409A. The 409A Supplement accompanying this Restatement is designed to provide for the post-2004 accruals in compliance with 409A requirements.

COMPANY	PRECISION CASTPARTS CORP.

	By:	/s/ William D. Larsson
	Name:	William D. Larsson
	Title:	Senior Vice President and Chief Financial Officer

Date signed: December 18, 2006

PRECISION CASTPARTS CORP.

FROZEN SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

409A Supplement

This Supplement relates to the Plan document (the Main Plan Document) for the Frozen Supplemental Executive Retirement Program (the Plan) as described in section 11 of the Main Plan Document.

Ongoing accrual of benefits under the Plan for post-2004 covered employment by eligible participants (Post-2004 Accruals) occurs only as described in this Supplement.

All Post-2004 Accruals are subject to restrictions necessary to comply with requirements of Internal Revenue Code section 409A (409A) and applicable regulations (409A Requirements), incorporated herein by this reference.

Except as restricted by this Supplement to achieve compliance with 409A Requirements, Post-2004 Accruals occur on the same terms, and with the same benefit rights, options and features, as accruals for covered employment before 2005 by eligible participants (Pre-2005 Accruals). Pre-2005 Accruals are exempt from 409A Requirements as grandfathered benefits to the extent permitted by 409A and applicable regulations. Pre-2005 Accruals for a participant who has Post-2004 Accruals shall be determined as though the participant terminated employment on December 31, 2004, with the resulting benefit adjusted actuarially to reflect the later benefit starting date upon actual retirement in accordance with applicable 409A Requirements.